Filed pursuant to Rule 424(b)(3)

File No. 333-282609

PROSPECTUS SUPPLEMENT DATED NOVEMBER 1, 2024

TO PROSPECTUS DATED OCTOBER 23, 2024

iCoreConnect Inc.

This Prospectus Supplement, dated November 1, 2024, supplements that certain Prospectus filed with the Securities and Exchange Commission (the “SEC”) and dated October 23, 2024 (the “Prospectus”) and should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

The following updates the table under the section entitled "Selling Stockholders" of the Prospectus, to account for a transfer of shares listed in such table that iCoreConnect, Inc. (the "Company"), is aware of since the date of the Prospectus. On October 29, 2024, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), Crom Cortana Fund LLC transferred certain convertible notes of the Company which it held to Crom Structured Opportunities Fund I, LP. The table, therefore, is amended by: (i) revising the information with regard to Crom Cortana Fund LLC (ii) adding the information in the following table for Crom Structured Opportunities Fund I, LP as a selling stockholder, and (iii) correcting the number of shares being offered for an additional selling stockholder that was incorrect in the original filing. The aggregate number of shares registered pursuant to the Prospectus has not changed.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities.

Selling Stockholders	Beneficial Ownership Before the Offering(1)		Number of Shares Being Offered (2)		Percentage of Ownership After the Offering

Crom Cortana Fund LLC	542,379	(3)	8,540,179	(3)	-
Crom Structured Opportunities Fund I, LP.	542,379	(4)	1,423,726	(4)	-
Jefferson Street Capital LLC	542,379	(5)	4,137,981	(5)	-

* Less than 1%.

(1)

Represents the total number of shares of our common stock issued or issuable to each selling stockholders as of the date of this prospectus, without regard to ownership limitations described in footnote (2) below, including (i) all of the shares offered hereby, and (ii) to our knowledge, all other securities held by each of the selling stockholders as of the date hereof.

(2)

Assumes that none of the convertible securities that are convertible or exercisable for the shares of our common stock offered hereby have been sold or otherwise transferred prior to the date of this prospectus in transactions exempt from the registration requirements of the Securities Act. Each of the convertible notes and warrants held by the selling stockholders contain beneficial ownership limitations, which provide that a holder of the convertible notes or warrants, as applicable, will not have the right to exercise any portion of its convertible notes or warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion or exercise. Except as specifically noted in the footnotes below, the shares set forth in the table do not reflect the foregoing ownership limitations.

(3)

The shares of common stock set forth in the column “Beneficial Ownership Before the Offering” consists of the number of shares of common stock deemed to be beneficially owned by Crom Cortana Fund LLC in light of the 4.99% beneficial ownership limitation in the convertible securities held by such entity, based on 10,869,336 shares of common stock outstanding as of September 10, 2024.

The shares of common stock set forth in the column “Number of Shares Being Offered” includes: (i) 25,367 shares of common stock issued as Commitment Shares and (iii) up to 8,514,812 shares of common stock issuable upon exercise of the July Warrants.

John Chen and Liam Sherif each have voting and dispositive power over the shares held by or issuable to Crom Cortana Fund LLC. Messrs. Chen and Sherif disclaim beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The principal business address of Crom Cortana Fund LLC is 228 Park Ave S PMB 57033, New York, NY, 10003-1502.

(4)

The shares of common stock set forth in the column “Beneficial Ownership Before the Offering” consists of the number of shares of common stock deemed to be beneficially owned by Crom Structured Opportunities Fund I, LP in light of the 4.99% beneficial ownership limitation in the convertible notes held by such entity, based on 10,869,336 shares of common stock outstanding as of September 10, 2024.

The shares of common stock set forth in the column “Number of Shares Being Offered” includes up to 1,423,726 shares of common stock issuable upon conversion of the July Convertible Notes held by such entity assuming a conversion price of $0.135 per share.

John Chen and Liam Sherif each have voting and dispositive power over the shares held by or issuable to Crom Structured Opportunities Fund I, LP. Messrs. Chen and Sherif disclaim beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The principal business address of Crom Structured Opportunities Fund I, LP is 228 Park Ave S PMB 57033, New York, NY, 10003-1502.

(5)

The shares of common stock set forth in the column "Beneficial Ownership Before the Offering" consists of the number of shares of common stock deemed to be beneficially owned by to Jefferson Street Capital LLC in light of the 4.99% beneficial ownership limitation in the July Convertible Notes held by such entity, based on 10,869,336 shares of common stock outstanding as of September 10, 2024.

The shares of common stock set forth in the column "Number of Shares Being Offered" includes: (i) up to 1,423,726 shares of common stock issuable upon conversion of the July Convertible Notes held by such entity assuming a conversion price of $0.135 per share; (ii) 25,367 shares of common stock issued as Commitment Shares; and (iii) up to 2,688,888 shares of common stock issuable upon exercise of the July Warrants.

Brian Goldberg, Managing Member of Jefferson Street Capital LLC, has sole voting and dispositive power over the shares held by or issuable to Jefferson Street Capital LLC. Mr. Goldberg disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of Jefferson Street Capital LLC is 720 Monroe Street, Suite C401B, Hoboken, New Jersey 07030.